Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 748 S Meadows Parkway, Suite A9, Reno, NV, 89521

FOR IMMEDIATE RELEASE

Gryphon Gold Updates Litigation with Royalty Holders

Reno, NV. – June 27, 2013 - Gryphon Gold Corporation (“Gryphon or the “Company”) (OTCBB: GYPH) a company focused on its joint venture interest in the gold Borealis oxide heap leach project in Nevada (the “Borealis Property”) announces that the Royalty Holders have appealed the decision First Judicial District Court of the State of Nevada in favour of Borealis Mining Company.

On May 10, 2013, the Company announced that it had successfully defended the complaint filed in the First Judicial District Court for the State of Nevada in Carson City by the following Borealis royalty holders: Cavell Trust, Hardrock Mining Company and John W. Whitney (“Royalty Holders”). The Royalty Holders submitted on June 21, 2013 a notice of appeal of the decision of the First Judicial District Court of the State of Nevada in Carson City which had ruled that judgment should be entered in favor of Borealis Mining Company, LLC that the advance royalty payments under the lease are to be credited against and are recoupable from the production royalties payable under the lease. Borealis Mining Company, LLC was awarded a credit of $1,507,583.25 to be taken against the net smelter royalty. The District Court also declared that future monthly advance royalty payments are to be credited and that Borealis Mining Company, LLC must continue to pay the monthly advance royalty payments during the remaining term of the lease. The claims for relief of the Royalty Holders concerning the credit for the advance royalty payments were dismissed, including their claims for relief against the Company as the guarantor of the lease.

The Company does not have any information as to when the appeal will be heard. The appeal will be administered in accordance with the appellate rules of the Nevada Supreme Court. The Company cannot predict the timing of the appellate process. Pending a decision in respect of the appeal, the Company will continue to credit previously paid advance royalties against production royalties.

For further information, please contact:

William B. Goodhard
Interim CEO, Director
joneil@gryphongold.com (forwarded to Mr.
Goodhard)

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Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the timing of appeal by the Royalty Holders. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com